Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-239159 June 25, 2020

Investor Presentation

June 2020


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Siti Alimah

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Yvonne McDonald

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Salvador Saldana

Disclosure statement

This presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could" and the negative of these terms and similar words, although some forward-looking statements may be expressed differently. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of Banner Corporation ("Banner" or the "Company") and its subsidiaries. Our ability to predict results or the actual effects of future plans or strategies is inherently uncertain. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses, which could necessitate additional provisions for credit losses, resulting both from loans originated and loans acquired from other financial institutions; results of examinations by regulatory authorities, including the possibility that any such regulatory authority may, among other things, require increases in the allowance for credit losses or writing down of assets or impose restrictions or penalties with respect to Banner's activities; competitive pressures among depository institutions; interest rate movements and their impact on customer behavior and net interest margin; the impact of repricing and competitors' pricing initiatives on loan and deposit products; fluctuations in real estate values; the ability to adapt successfully to technological changes to meet customers' needs and developments in the market place; the ability to access cost-effective funding; changes in financial markets; changes in economic conditions in general and in Washington, Idaho, Oregon and California in particular; the costs, effects and outcomes of litigation; legislation or regulatory changes, including but not limited to the impact of the Dodd-Frank Act and regulations adopted thereunder, changes in regulatory capital requirements pursuant to the implementation of the Basel III capital standards, other governmental initiatives affecting the financial services industry and changes in federal and/or state tax laws or interpretations thereof by taxing authorities; changes in accounting principles, policies or guidelines; future acquisitions by Banner of other depository institutions or lines of business; future goodwill impairment due to changes in Banner's business, changes in market conditions, including as a result of the COVID-19 pandemic or other factors; natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which we operate; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, all of which could cause actual results to differ from those set forth in the forward-looking statements.

Disclosure statement

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. Furthermore, many of these risks and uncertainties are currently amplified by and may continue to be amplified by or may, in the future, be amplified by, the recent outbreak of the COVID-19 pandemic. You are cautioned not to place undue reliance on any forward-looking statements which reflect management's analysis and expectations only as of the date of such statements. Forward-looking statements speak only as of the date they are made, and the Company does not intend, and undertakes no obligation, to publicly revise or update forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by federal securities law.

This presentation is not an offer to sell securities, nor is it a solicitation of an offer to buy securities: other jurisdiction where such distribution, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of the Company or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this presentation speak as to the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.

This presentation contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management uses these non-GAAP financial measures in its analysis of the Company's performance. Management believes that these non-GAAP financial measures allow for better comparability of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures that may be presented by other companies. A reconciliation of the non-GAAP financial measures used in this presentation to the most directly comparable GAAP measures is provided in the Appendix B to this presentation.

Certain information contained in this presentation and statements made orally during this presentation relate to or are based on publications and other data obtained from third-party sources. While we believe these third-party sources to be reliable as of the date of this presentation, we have not independently verified, and make no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from such third-party sources.

Banner Corporation has filed a registration statement (including a prospectus) (File No. 333- 239159) and a preliminary prospectus supplement with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus included in that registration statement and the preliminary prospectus supplement and other documents Banner has filed with the SEC for more complete information about Banner and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the proposed offering will arrange to send you copies of the prospectus and the preliminary prospectus supplement relating to the proposed offering if you request it by calling BofA Securities, Inc. toll free at (800) 294-1322 or Piper Sandler & Co. toll free at (866) 805-4128.

Overview of today's presenters



Mark Grescovich
President & Chief Executive Officer

- Joined Banner in April 2010 and became CEO in August 2010
- Previously the Executive VP and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation
- Prior to joining FirstMerit, was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio
- Mr. Grescovich earned his Bachelor's degree from Miami University and a Master of Business Administration from the University of Akron



Peter Conner
EVP & Chief Financial Officer

- Joined Banner in 2015 when the bank acquired AmericanWest Bank, where he was also the CFO
- Has 30 years of experience in executive finance positions at a large national bank as well as community banks
- Chairman of the board of directors for Spokane Habitat for Humanity
- Mr. Conner earned his Bachelor's degree from UC San Diego and a Master's degree from the Haas School of Business at the UC Berkeley



Richard Barton
EVP & Chief Credit Officer

- Joined Banner in June 2002 as CCO
- Previously held commercial banking production positions and executive commercial, commercial real estate, and private banking credit risk management positions at Seafirst and Bank of America
- Mr. Barton earned his Bachelor's degree from University of Colorado with a dual major in Economics and Political Science and a Master's degree in Political Science from the University of Washington. He is also an Honor Graduate of Pacific Coast Banking School



Jill Rice
SVP & Senior Credit Officer

- Joined Banner in September of 2002 and became the Senior Credit Officer in 2008
- Has over 30 years of experience in the commercial credit field, including more than 10 years as the Senior Credit Officer at a community bank in Washington and 5 years as a Commissioned Bank Examiner working for the FDIC
- Mrs. Rice earned her Bachelor's degree from Western Washington University and is a graduate of the Pacific Coast Banking School

Preliminary term sheet

Issuer	Banner Corporation (NASDAQ: BANR)
Security	Subordinated Notes Due 2030
Amount	$100 million
Rating	BBB by Kroll
Structure	Fixed-to-Floating
Issuance Type	SEC Registered
Term	10 Years
Call Date	5 Years
Use of Proceeds	General corporate purposes including capital to support growth organically or through strategic acquisitions, repayment on indebtedness, financing investments, capital expenditures, share repurchases and investments in our Bank subsidiaries
Book-Running Managers	BofA Securities, Piper Sandler

Investment highlights

Differentiated business model	Unique 130 year old west coast super community bank model, driven by deep bench of experienced and recession-tested leaders, in attractive markets Organic growth balanced with opportunistic acquisitions
Conservative financial management	Balance sheet strength with consistent risk adjusted financial performance Growing revenue, protecting the net interest margin, and spending carefully
Focused pandemic response	Protecting the well-being of all stakeholders Low levels of concentrated exposures Focused in a strong U.S. economic region
Low-cost funding and abundant liquidity	Attractive low cost core deposit franchise and abundant borrowing capacity to safeguard stability Non-interest bearing deposits represent ~40% of deposits
High-quality loan portfolio	Entering credit cycle from position of strength with negligible pre-COVID NPAs Diversified loan portfolio with strong underwriting and credit quality
Strong capital and reserve levels	~10.5% Tier 1 Leverage ratio is 550bps above well-capitalized Adoption of CECL methodology bolsters loan loss reserves and fortifies balance sheet
Profitability creates capital	Strong spread income drives capital-building pre-provision net revenue Diversified revenue growth with super community bank delivery model

Section 1: Overview of Banner

Banner Corporation snapshot

Building value for stakeholders since 1890…

by focusing on core banking competency …

that is sustainable through economic cycles …

and scalable with acquisition growth

Banner Corporation (NASDAQ: BANR)

Assets	$12.8B
Deposits	$10.4B
Loans	$9.5B
Offices (full/LPO[1])	177 / 13
Employees	2,200
Market Cap	$1.3B
Kroll Rating (Sub. Debt)	BBB
Headquarters	Walla Walla, WA
Subsidiaries	Banner Bank & Islanders Bank

Note: Market data as of 6/12/20.

(1) Loan Production Office

Banner's 3 northern states are among the fastest growing in the country.

Population Estimate (millions)	2020	2030	Growth
Washington	7.7	8.7	12%
Oregon	4.3	4.7	10%
Idaho	1.8	2.3	18%
California	39.6	41.3	4%
Region	53.4	56.8	6%
United States	***330.0***	***349.8***	***6%***


CANADA
WA
Seattle
Spokane
Portland
Eugene
OR
ID
Boise
Medford
WY
NV
UT
CO
Sacramento
CA
AZ
NM
Los Angeles
San Diego
MEXICO

Ideal geography and markets

Powerful and diverse economic drivers

From Banner's Pacific Northwest base to …	
Technology[1]	Microsoft, intel, amazon, Micron, Expedia
Manufacturing[1]	Boeing, intel, PACCAR
Consumer[1]	amazon, Costco Wholesale, Starbucks, Nike, Nordstrom
Logistics[1]	Port of Seattle, Port of Tacoma, Port of Portland, LA The Port of Los Angeles, Port of Long Beach, Port of San Diego
Natural Resources[1]	Weyerhaeuser, TriMarine, Trident Seafoods, Washington
Agriculture[1]	Traditional, specialty crops, orchards, wineries, …

…California

From Apple

to zoomerang,

from Silicon Valley to

the Central Valley …

the world's 5th largest

economy

(1) Representative companies in geographic footprint.

Well-positioned community bank balance sheet

Diversified earning asset mix



Coml & Ag
22%
Securities¹
19%
Consumer
6%
Res Mortgage
8%
Res Const/Dev
6%
CRE Investor²
28%
CRE Owner
11%

Assets	$ Billions
Securities	$2.2[1]
Coml & Ag	2.5
CRE Owner	1.3
CRE Investor	3.2[2]
Res Const/Dev	0.7
Res Mortgage	0.9
Consumer	0.7
Total	$11.5

Yield on Interest-Earning Assets: 4.63%

Yield on Loans: 5.03%

Attractive, low-cost core funding



Certificates of Deposit
11%
FHLB & Other
4%
Non-Interest Bearing
38%
Interest Bearing and Savings
47%

Deposits	$ Billions
Non-Interest	$4.1
Interest Bearing	5.2
CDs	1.1
FHLB & Other	0.5
Total	$10.9

Cost of Total Deposits: 0.35%

Cost of Funds: 0.46%

Note: Financial data and yields/costs are for the quarter ending 3/31/20.

(1) Includes securities, fed funds, and FHLB stock.
(2) Includes non-owner occupied CRE, multi-family, commercial construction, and commercial land.

Strong reputation

Guard and improve reputation

J.D. Power 2019 U.S. Retail Banking Satisfaction Study℠

Ranked highest in Northwest (3rd consecutive year)

Money 2019-2020 "America's Best Banks"

Ranked best bank in the Pacific region (2nd consecutive year)

Forbes 2019 "Best Banks in America"

Ranked in top 100 (3rd consecutive year)

BauerFinancial Star Rating™

Received highest rating

Seattle/Spokane SBA District for 2018

Named "Regional Lender of the Year" (7th consecutive year)

Portland SBA District for 2018

Named "Star Performer" (4th consecutive year)

Pandemic response at Banner

Clients

- Reduced branch lobby access; drive-up facilities and ATMs remain accessible to serve clients
- Received approval for 8,568 SBA Payroll Protection Program loans totaling $1.2B through the end of May
- Deferred payments or waived interest on 2,966 loans with $1.03B in balances through May
- Waived penalties for early IRA distributions up to $100,000 and CD withdrawals up to $25,000
- Increased daily limits on mobile check deposits and ATM withdrawal limits

Employees

- Implemented measures to support employees working from home
- Created special program for employees deemed worksite essential with increased pay
- Providing additional paid time-off for exposure or sickness

Community

- Complying with local state and federal orders to contain the spread of the virus
- Contributing to a number of local and regional nonprofits
- Provided financial support to community agencies for emergency and basic needs within our footprint

Section 2: Financial Highlights

Financial highlights – balance sheet


Assets ($MM)
$9,794
$9,763
$11,871
$12,604
$12,781
2016Y
2017Y
2018Y
2019Y
2020Q1
Gross Loans ($MM)
$7,698
$7,640
$8,856
$9,516
$9,468
2016Y
2017Y
2018Y
2019Y
2020Q1
Deposits ($MM)
$8,121
$8,183
$9,477
$10,049
$10,450
95%
93%
93%
95%
91%
2016Y
2017Y
2018Y
2019Y
2020Q1
Deposits ($MM)
Loans/Deposits (%)

Financial highlights – capital ratios


TCE/TA (%)
10.83%
10.61%
9.62%
9.77%
9.70%
2016Y
2017Y
2018Y
2019Y
2020Q1


CET1 (%)
11.19%
11.30%
10.75%
10.63%
10.52%
2016Y
2017Y
2018Y
2019Y
2020Q1


Leverage Ratio (%)
11.83%
11.34%
10.98%
10.71%
10.45%
2016Y
2017Y
2018Y
2019Y
2020Q1


Total Capital Ratio (%)
13.40%
13.81%
13.12%
12.93%
12.98%
2016Y
2017Y
2018Y
2019Y
2020Q1

Financial highlights – asset quality


NPAs/Assets (%)
0.35%
0.28%
0.16%
0.32%
0.36%
2016Y
2017Y
2018Y
2019Y
2020Q1


Texas Ratio (%)
3.03%
2.51%
1.57%
3.14%
3.46%
2016Y
2017Y
2018Y
2019Y
2020Q1


NPLs ($MM)
$22.6
$27.0
$15.7
$39.6
$43.7
(0.03%)
0.06%
0.01%
0.07%
0.004%
NPLs ($MM)
NCOs / Avg Loans (%)
2016Y
2017Y
2018Y
2019Y
2020Q1


ACLL/Loans (%)
1.15%
1.17%
1.11%
1.08%
1.41%
2016Y
2017Y
2018Y
2019Y
2020Q1

Note: See Appendix for non-GAAP reconciliation

Financial highlights – income statement


ROAA
ROAA (%)
Core ROAA (%)
0.96%
0.97%
1.27%
1.28%
0.68%
0.87%
0.60%
1.29%
1.22%
0.54%
2016Y
2017Y
2018Y
2019Y
2020Q1


ROATCE
ROATCE (%)
Core ROATCE (%)
8.94%
9.33%
13.12%
13.12%
7.14%
8.12%
5.74%
13.31%
12.54%
5.64%
2016Y
2017Y
2018Y
2019Y
2020Q1


Net Interest Income
Net Int Income ($MM)
NIM (%)
$375.1
$393.0
$431.0
$468.9
$119.3
4.20%
4.24%
4.43%
4.30%
4.19%
2016Y
2017Y
2018Y
2019Y
2020Q1


Core Efficiency Ratio (%)
64.7%
66.3%
63.6%
61.2%
63.5%
2016
2017
2018
2019
2020Q1

Note: See Appendix for non-GAAP reconciliation.

Section 3: Focused Pandemic Response

Pandemic risk: PPP response

(As of 5/31/20, $ in millions)

SBA Paycheck Protection Program

- Approved 8,568 applications through May
- Received SBA approval on $1.2B of loans
- Funded $1.1B of loans
- 88% existing Banner clients; 12% new clients

PPP Loans by Geography[1]


ID
5%
Other
2%
OR
20%
WA
51%
CA
22%

PPP Loans by Industry[1]


Other
17%
Const
20%
Admin Srv
4%
Other Svc
5%
Mfg
12%
Agriculture
6%
Retail Trade
6%
Health Care
12%
Accomm and Food Svc
9%
Professional Svc
9%

	# of Loans	Total $MM	Avg Loan Size
Up to $350,000	7,626	$493.2	$65,000
$350,000 to $2MM	602	$439.8	$731,000
Over $2MM	49	$166.1	$3,390,000
Total	**8,277**	**$1,099.1**	**$133,000**

(1) Loan breakdown based on the dollar amount of loans.

Pandemic risk: Loan pool by industry

(As of 3/31/20, $ in millions)

Industry:	Health Care Facilities	Health Care Practioners	Hotel & Accomodation	Restaurants & Food Services	Recreation & Leisure	Early Impact	Early Impact % of Total Loans
Commercial real estate:							
Owner-occupied	29.5	15.3	2.1	24.6	61.0	132.5	12.9%
Investment properties	96.9	20.2	174.6	1.6	7.6	300.8	15.0
Small balance CRE	9.4	13.7	9.5	17.3	9.4	59.2	10.0
Multifamily real estate	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Construction and land							
Commercial construction	29.1	1.6	14.9	4.4	0.0	50.0	24.3%
Multifamily construction	0.0	0.0	0.0	0.0	0.0	0.0	--
One- to four-family construction	0.0	0.0	0.0	0.0	0.0	0.0	--
Land and land development	0.0	0.6	0.0	0.0	0.0	0.6	0.3
Commercial business:							
Commercial business	68.0	21.0	5.6	72.5	4.5	171.5	12.6%
Small business scored	10.7	50.8	5.9	42.4	7.7	117.6	14.6
Agricultural business and farmland	0.0	0.1	0.0	0.0	0.2	0.3	0.1
One- to four-family residential	0.4	0.3	0.4	0.0	0.0	1.2	0.1
Consumer:							
Consumer—home equity lines	0.0	0.0	0.0	0.0	0.0	0.0	--
Consumer—other	0.0	0.0	0.0	0.0	0.0	0.0	--
Toal loans receivable	244.1	123.5	213.0	162.9	90.4	833.8	9.0%

Pandemic risk: Early impact exposure

(As of 3/31/20)

Total loan portfolio ($9,286MM)



Early Impact
$834
9%
by Industry
by State
WA
$399
OR
$184
CA
$185
ID
$23
Other
$43
Health Care Facilities
$244
Health Care Practioners
$124
Hotel & Accomodation
$213
Restaurants & Food Services
$163
Recreation & Leisure
$90

Pandemic risk: Investment properties

(As of 3/31/20)

Total loan portfolio ($9,286MM)



Investment Properties
$2,008
22%
by Collateral
Retail
$552
Office
$527
Industrial
$248
Medical/Assisted Living
$189
Hotel/Motel
$186
Mini Storage
$148
Other
$96
Recreational Facility
$32
Restaurant
$30

Pandemic risk: Deferrals and modifications

- Deferred payments or waived interest on 2,966 loans with $1.03B in balances through May 31st
- Commercial deferrals on 2,268 loans with $923.7MM in balances
- Mortgage forbearance on 252 loans with $74.6MM in balances
- Consumer deferrals on 446 loans with $29.4MM in balances

Commercial Deferrals by Industry and % of Portfolio at May 31, 2020

Industry	$ by Industry (MM)	$ by Collateral (MM)(1)	Total (MM)	% of Total Segment(2)	% of Deferrals	# of Loans
Real Estate and Rental and Leasing	$398.4	($281.0)	$117.4	5%	13%	219
Hotel and Accommodation	$146.4	$14.7	$161.2	65%	17%	74
Restaurant and Food Service	$49.7	$15.2	$64.9	29%	7%	211
Health Care Facilities	$15.9	$39.2	$55.1	14%	6%	50
Health Care Practitioners	$40.3	-	$40.3	33%	4%	173
Recreation and Leisure	$42.4	$19.3	$61.7	51%	7%	51
Retail Trade	$30.9	$210.7	$241.7	22%	26%	499
Other Services (except Public Admin)(3)	$51.9	($18.0)	$33.9	22%	4%	111
Other	$147.7	-	$147.7	5%	16%	880
Total	**$923.7**	-	**$923.7**	**12%**	**100%**	**2,268**

(1) Redistributed deferrals and modifications where collateral is identified to be associated with a named industry.
(2) Total segment includes both loans by NAICS industry code and loans by related collateral type. Does not include PPP loans.
(3) Other Services includes Religious Organizations, Civil and Social Organizations, Salons, Dry-cleaning, and similar services.

Section 4: Credit & Investment Portfolios

Diversified, west coast focused loan portfolio

(As of 3/31/20)

Loans by Classification



Multifamily Construction 3%
Multifamily RE 4%
Land & Land Dev 2%
1-4 Family Construction 6%
1-4 Family Loans 9%
1-4 Sec'd Consumer 6%
Ag Business & Sec'd By Farmland 4%
Commercial Business 15%
Small Business Scored 9%
Commercial Construction 2%
Commercial RE - Non-Owner Occ 22%
Commercial RE - Owner Occ 11%
Consumer 1%
Small Balance CRE 6%

Loans by Geography



Utah 0.6%
Other 6.0%
Idaho 5.7%
Oregon 17.9%
Washington 46.7%
California 23.1%

Average (total) loan size = $156,000 outstanding / $205,000 committed exposure

Balanced commercial loan portfolio

(As of 3/31/20)

Commercial Loans by Industry


Agriculture, Forestry, Fishing..., 6%
Construction, 9%
Manufacturing, 14%
Wholesale Trade, 6%
Retail Trade, 6%
Transportation & Warehousing, 5%
Finance and Insurance, 3%
Real Estate Rental & Leasing, 13%
Professional Services, 4%
Administrative and Support, 3%
Health Care and Social Assistance, 7%
Accommodation and Food Services, 6%
Public Administration, 9%
All other, 10%

- Total C&I loan portfolio: $2,165MM
- Average C&I loan size = $175,000 outstanding / $285,000 committed exposure

CRE Loans by Property Type


Land and Land Development, 4%
Owner Occupied, 20%
Investment Properties, 38%
Small Balance CRE, 11%
Multifamily Real Estate, 8%
Commercial Construction, 4%
Multifamily Construction, 5%
One-to-Four Family Construction, 10%

- Total CRE loan portfolio: $5,247MM
- Average CRE loan size = $611,000 outstanding / $714,000 committed exposure

Underwriting guidelines compared to actual

Type	Maximum LTV	Minimum DSC	Actual Weighted Average LTV	Actual Weighted Average DSC	Actual Originations 2018 – 2020 WALTV	Actual Originations 2018 - 2020 WADSC
Multi Family	75%	1.25	52%	1.47	58%	1.40
Warehouse/Industrial	75%	1.25	47%	1.69	48%	1.73
Office	75%	1.25	58%	1.52	58%	1.63
Self Storage	70%	1.40	51%	2.22	56%	2.51
Retail (New)	70%	1.35	50%	1.81	48%	1.92
Retail (Existing)	65%	1.50				
Special Purpose CRE	65%	1.40	49%	1.47	50%	1.27
C&I	Terms vary by product type			2.24		2.35
Data as of 3/31/2020. LTV not reflected on C&I due to disparate collateral coverage requirements based upon loan type, term, and collateral pledged within the Commercial / Industrial loan classification.						

Section 5: Total Reserves and CECL

CECL impact and allowance for credit losses

($ in millions)



Allowance for Credit Losses Build
103.3
ALLL ÷ Loans 1.08%
14.9
118.2
ACLL ÷ Loans 1.16%
0.2
24.1
142.0
ACLL ÷ Loans 1.41%
Q4 2019
Day 1 Impact
Day 1
Balance Sheet Growth
Forecast Adjustment & Other
Q1 2020



Allowance for Credit Losses
103.3
2.7
100.6
118.2
9.7
0.1
108.4
142.0
11.5
0.1
130.5
12/31/2019
01/01/2020
03/31/2020
Allowance for Credit Losses-Loans
Unfunded Loan Commitments
HTM Securities

- Day 1 CECL adoption impact of $14.9MM:
  - Loans ($7.8MM)
  - Unfunded Loan Commitments ($7.0MM)
  - HTM Securities ($63K)
- Provision expense for Q1 2020 of $21.7MM reflects expected lifetime credit losses based on conditions that existed March 31, 2020, as well as anticipated changes in risks associated with loan classification assignments and a deteriorating economy.
- The economic forecast contemplated the unemployment rate increasing to 9% in the second quarter and running in the mid to high single digit level through the remainder of 2020
- The reserve for unfunded commitments increased $7.0MM on CECL Day 1 and increased another $1.7MM by the end of Q1 2020.
- HFI loans decreased by $19.6MM or 0.21% during Q1 2020.

Allowance for credit loss allocation

At 3/31/20, the allowance for credit losses-loans was 1.41% of outstanding balances

Net loans include net discounts on acquired loans of $22.2 million as of 3/31/20, equal to 0.20% of total loans

Specific or allocated credit loss allowance ($ in thousands):	Outstanding	Allowance	%
Commercial real estate	$ 3,623,409	$ 29,339	0.81%
Multifamily real estate	400,206	2,805	0.70%
Construction and land	1,223,348	34,217	2.80%
One- to four-family real estate	881,387	11,884	1.35%
Commercial business	2,165,356	31,648	1.46%
Agricultural business, including secured by farmland	330,257	4,513	1.37%
Consumer	661,781	16,082	2.43%
Total allocated	**$ 9,285,744**	**$ 130,488**	**1.41%**

CECL provision estimate for Q2



Q2 Loan Loss Provision Estimates
Economic Forecast Impact
$10 MM
$8 MM
Loan Down Grades
$17 MM
$14 MM
Chargeoffs & Impairments
$7MM
$5 MM
Other
$2 M
$0 MM
Total Provision
$36 MM
$27 MM
High Range Estimate
Low Range Estimate

- Q2 CECL provision results will be impacted by the deterioration in Moody's baseline economic forecast from March 27th compared to Moody's most recent June 9th Baseline economic forecast
- Downward migration in loan risk ratings are concentrated in the deferred and pandemic early impact loan categories
- Loss emergence has been light in Q2 and centered on small balance commercial loans
- Loan portfolio composition, Q factor adjustments and growth will be inputs to the required reserve calculation

Section 6: Robust Funding Base and Liquidity

Attractive low-cost funding

Excluding all acquisitions, the number of transaction accounts has grown ~110% since 2009, an ~8% compounded annual growth rate

Total deposits by type ($10,450MM)[1]



Certificates of Deposit
11%
Non-Interest Bearing
39%
Interest Bearing and Savings
50%

Total deposits by state[1]



Idaho
5%
California
17%
Oregon
20%
58%
Washington

Cost of Deposits:
MRQ: 0.35%
LTM: 0.39%

Non-maturity deposits

Quarter Ending	Balance	YOY Δ	% of Total
03/31/20	$9,283MM	13.0%	89%

Non-maturity deposits by type[1]



100%
80%
60%
40%
20%
0%
53%
57%
57%
56%
57%
57%
47%
43%
43%
44%
43%
43%
12/31/2015
12/31/2016
12/31/2017
12/31/2018
12/31/2019
3/31/2020
Business(2)
Consumer(2)

(1) As of 3/31/20.
(2) Excluding CDs, consistent mix of business and consumer deposits within a broad footprint. Mix based on dollar volume.

Ample liquidity available

- Maintain credit facilities with the FHLB-Des Moines, which provides:
  - A credit line of up to $2.6 billion for Banner Bank and up to $134 million for Islanders Bank as of 3/31/20
  - Advances under these credit facilities totaled $247 million as of 3/31/20
- Banner Bank has been approved to participate in the Borrower-In-Custody (BIC) program by the Federal Reserve Bank of San Francisco (FRBSF)
  - Available lines of credit of approximately $1.3 billion as of 3/31/20, subject to certain collateral requirements, namely the collateral type and risk rating of eligible pledged loans
  - No funds borrowed from the FRBSF as of 3/31/20
- Liquidity is supplemented by the Federal Reserve's Paycheck Protection Program Liquidity Facility
  - Banner Bank has the ability to pledge PPP loans as collateral as additional source off balance liquidity

Conservative investment portfolio

Investment Portfolio Composition ($2.07 billion)

(As of 3/31/20, $MM)



Agency, $82.1, 4.0%
Corporate, $31.5, 1.5%
ABS, $7.6, 0.4%
Other, $23.9, 1.2%
MBS, $188.9, 9.1%
CMO, $691.2, 33.4%
Municipal, $483.5, 23.4%
CMBS, $558.4, 27.0%

- 77.7% of investments are Agency MBS/CMO or AAA rated
- Less than 3% non-rated investments, principally CRA investments
- Weighted average duration of 2.81 provides yield anchor in low rate environment, while maintaining overall asset-sensitivity

Quarterly New Purchases: Yields



4.00%
3.00%
2.00%
1.00%
0.00%
3.08%
2.95%
2.77%
2.86%
Q2 2019
Q3 2019
Q4 2019
Q1 2020
New Purchases Book Yield
New Purchases Tax Effective Yield
Avg Tax Effective Yield

12 Month Net Interest Income Shock ($MM), % Change



480
470
460
450
440
430
420
410
8%
6%
4%
2%
0%
-2%
430
435
452
462
468
467
-1.10%
0
3.90%
6.20%
7.40%
7.20%
-25 bps
Base
+100 bps
+200 bps
+300 bps
+400 bps

Quarterly New Purchases: Duration



12.00
10.00
8.00
6.00
4.00
2.00
0.00
6.29
11.17
5.28
8.64
3.00
2.66
3.13
2.81
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Duration on New Purchases
Avg Effective Duration

Note: Assumes flat forward balance sheet, parallel rate shift; Base as of 3/31/20.

Appendix A: Impact of Subordinated Debt

Proforma BHC capital ratios

Illustrative impact of $100mm sub-debt issuance

Assumptions	
Gross subordinated debt issuance amount	$100MM
Subordinated debt issuance net proceeds amount	$98.3MM
Total issuance expense	$1.7MM
Risk-weighting on net issuance proceeds	25%

March 31, 2020 $ Thousands	Actual	Adjustments	Pro Forma for Issuance
Regulatory Capital			
Common Equity Tier 1 Capital	$1,132,306		$1,132,306
Additional Tier 1 Capital	143,500		143,500
Tier 1 Capital	1,275,806		1,275,806
Tier 2 Capital	121,396	$100,000	221,396
Total Capital	1,397,202	100,000	1,497,202
Total Assets for Regulatory Ratios			
Risk-Weighted Assets	$10,762,229	$24,575	$10,786,804
Average Assets for Leverage	12,203,093	98,300	12,301,393
TCE/TA			
Tangible Common Equity	$1,201,422		$1,201,422
Tangible Assets	12,380,672	98,300	12,478,972
Capital Ratios			
TCE/TA	9.70%		9.63%
Leverage Ratio	10.45		10.37
Tier 1 Ratio	11.85		11.83
Total Capital Ratio	12.98		13.88

Double leverage and interest coverage

($ in millions)	2016	2017	2018	2019	3/31/2020
Double Leverage					
Investment in Subsidiaries	$1,311.7	$1,333.4	$1,544.5	$1,696.4	$1,684.1
Consolidated Equity [1]	1,305.7	1,272.6	1,478.6	1,594.0	1,601.7
Double Leverage Ratio	**100.5%**	**104.8%**	**104.5%**	**106.4%**	**105.1%**
Interest Coverage					
Total Deposit Interest	$11.1	$12.3	$20.6	$37.6	$8.8
Other Borrowing Interest	5.3	7.0	12.0	19.1	3.7
Total Interest Expense	**16.4**	**19.3**	**32.7**	**56.8**	**12.4**
Pre-tax Income	129.6	151.3	165.1	183.1	21.5
Interest Coverage (including deposit expense)	8.90x	8.86x	6.06x	4.23x	2.73x
Interest Coverage (excluding deposit expense)	25.45	22.68	14.74	10.57	6.88

(1) As per 10-K or 10-Q filing for each respective period.

Appendix B: Non-GAAP Reconciliations

Non-GAAP reconciliation – earnings

($ in millions)

	Q1 2020	2019	2018	2017	2016
Net income (GAAP)	$16.9	$146.3	$136.5	$60.8	$85.4
Exclude net loss (gain) on sale of securities	(0.1)	(0.0)	0.8	2.1	(0.8)
Exclude change in valuation of financial instruments carried at fair value	4.6	0.2	(3.8)	2.8	2.6
Exclude gain on sale of branches, including related loans and deposits	0.0	0.0	0.0	(12.2)	0.0
Exclude acquisition related costs	1.1	7.5	5.6	0.0	11.7
Exclude FHLB prepayment penalties	0.0	0.7	0.0	0.0	0.0
Exclude COVID-19 expenses	0.2	0.0	0.0	0.0	0.0
Exclude related tax (benefit) expense	(1.4)	(1.7)	(0.4)	2.6	(4.9)
Exclude tax adjustments related to tax reform and valuation reserves	0.0	0.0	(4.2)	42.6	0.0
Total core net income (non-GAAP)	$21.4	$153.0	$134.6	$98.8	$94.0
Diluted EPS (GAAP)	$0.47	$4.18	$4.15	$1.84	$2.52
Diluted core EPS (non-GAAP)	0.60	4.38	4.09	2.99	2.78
Average Assets	$12,635	$11,989	$10,563	$10,154	$9,835
Return on average assets (GAAP)	0.54%	1.22%	1.29%	0.60%	0.87%
Core return on average assets (non-GAAP)	0.68	1.28	1.27	0.97	0.96

Note: Core return on average assets is defined as total core net income (non-GAAP) divided by average assets.

Non-GAAP reconciliation – efficiency ratio

($ in millions)

	Q1 2020	2019	2018	2017	2016
Non-interest expense (GAAP)	$95.2	$357.7	$341.4	$319.0	$315.6
Exclude acquisition-related costs	(1.1)	(7.5)	(5.6)	-	(11.7)
Exclude COVID-19 expenses	(0.2)	-	-	-	-
Exclude CDI amortization	(2.0)	(8.2)	(6.0)	(6.2)	(7.1)
Exclude state/municipal tax expense	(1.0)	(3.9)	(3.3)	(2.6)	(3.5)
Exclude REO operations	(0.1)	(0.3)	(0.8)	2.0	(0.2)
Exclude FHLB prepayment penalties	-	(0.7)	-	-	-
Adjusted non-interest expense (non-GAAP)	$90.7	$337.1	$325.6	$312.2	$293.1
NII before loan loss provisions (GAAP)	$119.3	$468.9	$431.0	$393.0	$375.1
Non-interest income (GAAP)	19.2	81.9	84.0	85.2	76.2
Total revenue	$138.4	$550.9	$515.0	$478.2	$451.3
Exclude net (gain) loss on sale of securities	(0.1)	(0.0)	0.8	2.1	(0.8)
Exclude net change in valuation of financial instruments carried at fair value	$4.6	$0.2	($3.8)	$2.8	$2.6
Exclude gain on sale of branches, including related loans and deposits	-	-	-	(12.2)	-
Adjusted revenue (non-GAAP)	$142.9	$551.0	$512.0	$471.0	$453.1
Efficiency ratio (GAAP)	68.8%	64.9%	66.3%	66.7%	69.9%
Core efficiency ratio (non-GAAP)	63.5	61.2	63.6	66.3	64.7

Note: Core efficiency ratio is defined as adjusted non-interest expense (non-GAAP) divided by adjusted revenue (non-GAAP).

Non-GAAP reconciliation – equity

BANNER CORPORATION

($ in millions)

	Q1 2020	2019	2018	2017	2016
Shareholders' equity (GAAP)	$1,602	$1,594	$1,479	$1,273	$1,306
Goodwill & other intangible assets, net	(400)	(402)	(372)	(265)	(275)
Tangible common shareholders' equity (non-GAAP)	$1,201	$1,192	$1,107	$1,007	$1,031
Total assets (GAAP)	$12,781	$12,604	$11,871	$9,763	$9,794
Goodwill & other intangible assets, net	(400)	(402)	(372)	(265)	(275)
Total tangible assets (non-GAAP)	$12,381	$12,202	$11,499	$9,498	$9,519
Common shareholders' equity to total assets (GAAP)	12.53%	12.65%	12.46%	13.03%	13.33%
Tangible common shareholders' equity to tangible assets (non-GAAP)	9.70	9.77	9.62	10.61	10.83
Tangible common shareholders' equity (non-GAAP)	$1,201	$1,192	$1,107	$1,007	$1,031
Common shares outstanding at end of period	35,102	35,752	35,183	32,726	33,193
Common shareholders' equity (book value) per share (GAAP)	$45.6	$44.6	$42.0	$38.9	$39.3
Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	34.2	33.3	31.5	30.8	31.1
Average Shareholders' equity (GAAP)	$1,605	$1,541	$1,307	$1,329	$1,331
Average goodwill and other intangibles, net	400	374	281	271	279
Average tangible shareholders' equity (non-GAAP)	1,204	1,166	1,026	1,059	1,052
Return on average equity (GAAP)	4.23%	9.50%	10.45%	4.57%	6.41%
Return on average tangible common equity (non-GAAP)	5.64	12.54	13.31	5.74	8.12
Core return on average tangible common equity (non-GAAP)	7.14	13.12	13.12	9.33	8.94

Note: Return on average tangible common equity is defined as net income (GAAP) divided by average tangible shareholders' equity (non-GAAP). Core return on average tangible common equity is defined as total core net income (non-GAAP) divided by average tangible shareholders' equity (non-GAAP).